Exhibit 99.1

Investors:

Ryan Osterholm: 630-824-1987

Media:

Anna Rozenich: 630-824-1945

SUNCOKE ENERGY PARTNERS, L.P. REPORTS THIRD QUARTER 2013 RESULTS

•	Net income attributable to SXCP was $13.7 million, or $0.43 per unit

•	Adjusted EBITDA increased slightly to $35.7 million in third quarter 2013 compared to same prior year period, with the portion attributable to SXCP at $22.1 million

•	Distributable cash flow in third quarter 2013 totaled $18.5 million, or $0.58 per unit, supporting an expected cash payout in November 2013 of approximately $13.9 million, or $0.4325 per unit, for a coverage ratio of 1.33x. The third quarter 2013 per unit cash distribution represents a 2.4 percent increase over the previous quarter’s per unit rate

•	Expect to increase fourth quarter 2013 cash distribution per unit by 9.8 percent to $0.4750 per unit, which will be paid in February 2014

Lisle, IL (October 25, 2013) - SunCoke Energy Partners, L.P. (NYSE: SXCP) today reported third quarter 2013 net income attributable to SXCP of $13.7 million, or $0.43 per unit. Prior year net income of $17.4 million is not comparable as prior year results are before the initial public offering of a 65 percent interest in SunCoke Energy, Inc.’s (NYSE: SXC) Haverhill and Middletown cokemaking facilities.

“Our commitment to creating value for unit holders is most directly demonstrated through increases to our cash distributions per unit,” said Fritz Henderson, Chairman and Chief Executive Officer of SXCP. “Since our initial public offering in January of this year, we have increased our distributions per unit twice on the strength of our operating performance. In addition, we recently completed two coal logistics acquisitions that we expect will support future distribution growth. As a result, we intend to raise our fourth quarter 2013 distribution to $0.4750, nearly a 10 percent increase over third quarter and 15 percent increase over our minimum quarterly distribution.”

Consolidated Results	Three Months Ended September 30,
(in millions)	2013	2012 (Predecessor)	Increase/ (Decrease)
Revenues	$162.0	$195.2	$(33.2)
Operating Income	27.4	27.0	0.4
Adjusted EBITDA (1)	35.7	34.7	1.0
Adjusted EBITDA attributable to SXCP (2)	22.1	34.7	(12.6)
Net Income attributable Predecessor/SXCP (2)	13.7	17.4	(3.7)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Prior year results not comparable as they include 100 percent of the operating results of SXC’s Haverhill and Middletown facilities, whereas subsequent to the closing of the initial public offering of SunCoke Energy Partners, L.P. on January 24, 2013, the current year includes 65 percent of their results.

Third quarter 2013 results are inclusive of one-month of performance at SXCP’s new Coal Logistics segment, which was formed upon the closing of the Lakeshore Coal Handling Corporation (Lake Terminal) acquisition on August 30, 2013.

Revenues were $162.0 million in third quarter 2013, a decline of $33.2 million from same prior year period due to the pass-through of lower coal prices and slightly lower coke sales volumes. Our Coal Logistics business handled 136 thousand tons of coal, generating $1.1 million of revenues in third quarter 2013.

Operating income and Adjusted EBITDA were relatively flat in third quarter at $27.4 million and $35.7 million, respectively. Operating income and Adjusted EBITDA benefited from higher operating cost recovery at our Middletown facility and the new Coal Logistics segment, which added $0.7 million to Adjusted EBITDA and benefited from higher than expected volumes and lower operating costs at Lake Terminal. Partly offsetting this were higher corporate costs primarily related to acquisition expenses, including $1.8 million paid to DTE Energy Company in consideration for assigning its share of the Lake Terminal buy out rights to SXCP. The portion of Adjusted EBITDA attributable to SXCP was $22.1 million.

Third quarter 2013 net income attributable to SXCP of $13.7 million is not comparable to prior year net income as prior year includes 100 percent of the operating results of SXC’s Haverhill and Middletown facilities.

CASH DISTRIBUTIONS

On October 22, 2013, the Board of Directors of SXCP’s general partner declared a quarterly cash distribution of $0.4325 per limited partnership unit, an increase of 2.4 percent over the previous quarterly cash distribution rate of $0.4225. This cash distribution will be paid on November 29, 2013 to unit holders of record as of November 15, 2013.

OMNIBUS AGREEMENT WITH SUNCOKE ENERGY, INC.

Pursuant to our omnibus agreement with SXC, our general partner, we anticipate receiving make-whole payments from SXC as a result of temporarily trimming coke production at our Middletown facility to name plate capacity level in the second half 2013 due to our customer’s unplanned blast furnace outage in late June 2013. These make-whole payments will be remitted to us on a quarterly basis in second half 2013 based on actual production. In the third quarter 2013, this payment was $0.6 million and is recorded as a capital contribution. Also, in connection with this unplanned outage, we expect to provide our customer a temporary extension of payment terms on December 2013 coke production. Pursuant to our omnibus agreement, for the extended term receivables, SXC will remit to us the amounts due under normal contract terms and hold these receivables.

RELATED COMMUNICATIONS

We will host an investor conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). This conference call will be webcast live and archived for replay on the Investor Relations section of www.sxcpartners.com. Participants can listen in by dialing 1-800-471-6718 (domestic) or 1-630-691-2735 (international) and referencing confirmation 35775365. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A replay of the call will be available for two weeks by calling 1-888-843-7419 (domestic) or 1-630-652-3042 (international) and referencing confirmation 3577 5365#.

UPCOMING EVENTS

We plan to participate in the following investor conferences:

•	Goldman Sachs Global Metals and Mining/Steel Conference in New York, New York on November 20, 2013

•	Bank of America/Merrill Lynch Leveraged Finance Conference in Boca Raton, Florida on December 3, 2013

SUNCOKE ENERGY PARTNERS PREDECESSOR

Financial results for periods prior to the January 24, 2013 closing of SXCP’s initial public offering represent the financial results of SXCP’s predecessor, which was comprised of 100 percent of the cokemaking operations and related assets of SXC’s Haverhill and Middletown facilities. These financial results include all revenues, costs, assets and liabilities attributed to the predecessor after the elimination of all significant intercompany accounts and transactions. Upon the closing of the IPO, SXC contributed a 65 percent interest in the predecessor to SXCP. Our financial reporting reflects SXC’s 35 percent ownership interest in these facilities as a noncontrolling interest.

NOTICE

This statement is intended to serve as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d) given by a publicly traded partnership for the nominee to be treated as a withholding agent. Please note that SXCP’s quarterly cash distributions are treated as partnership distributions for federal income tax purposes and that 100 percent of these distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of SXCP’s distributions to a nominee on behalf of foreign investors are subject to federal income tax withholding at the highest marginal tax rate for individuals or corporations, as applicable. Nominees, and not SXCP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

ABOUT SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy Partners, L.P. (NYSE: SXCP) is a publicly-traded master limited partnership that manufactures coke used in the blast furnace production of steel and provides coal handling services to the coke, steel and power industries. Our advanced, heat recovery cokemaking process produces consistently high-quality coke, captures waste heat to generate steam or electricity, and reduces environmental impacts. Our coal handling terminals have the collective capacity to blend and transload more than 30 million tons of coal annually and are strategically located to enable material delivery to U.S. ports in the Gulf Coast, East Coast and Great Lakes. Our General Partner is a wholly owned subsidiary of SunCoke Energy, Inc. (NYSE: SXC), the largest independent producer of coke in the Americas, with 50 years of cokemaking experience and an international reputation for leadership, innovation and environmental stewardship in our industry.

FORWARD LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward looking statements.” Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of the Company) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory, and/or market factors affecting the Company, as well as uncertainties related to: pending or future litigation, legislation, or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to the Company; and changes in tax, environmental and other laws and regulations applicable to the Company’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of Company management, and upon assumptions by the Company concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

The Company has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by the Company. For information concerning these factors, see the Company’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on the Company’s website at www.sxcpartners.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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SunCoke Energy Partners, L.P.

Combined and Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)	Predecessor	(Unaudited)	Predecessor
	(Dollars in millions)
Revenues
Sales and other operating revenue	$162.0	$195.2	$514.6	$554.0

Costs and operating expenses
Cost of products sold and operating expenses	118.9	155.3	383.3	446.4
Selling, general and administrative expenses	7.4	5.2	16.5	16.5
Depreciation expense	8.3	7.7	23.5	24.4

Total costs and operating expenses	134.6	168.2	423.3	487.3

Operating income	27.4	27.0	91.3	66.7
Interest expense, net	2.8	2.5	12.3	7.8

Income before income tax expense	24.6	24.5	79.0	58.9
Income tax expense	0.1	7.1	4.2	17.4

Net income	$24.5	$17.4	$74.8	$41.5

Less: Net income attributable to noncontrolling interests	10.8		30.0

Net income attributable to SunCoke Energy Partners, L.P./Predecessor	$13.7		$44.8

Less: Predecessor net income prior to initial public offering on January 24, 2013	—		3.5

Net income attributable to Suncoke Energy Partners, L.P. subsequent to initial public offering	$13.7		$41.3

General partner’s interest in net income	$0.3		$0.9
Common unitholders’ interest in net income	$6.7		$20.2
Subordinated unitholders’ interest in net income	$6.7		$20.2
Weighted average common units outstanding (basic and diluted)	15.7		15.7
Weighted average subordinated units outstanding (basic and diluted)	15.7		15.7
Net income per common unit (basic and diluted)	$0.43		$1.29
Net income per subordinated unit (basic and diluted)	$0.43		$1.29
Coke operating data
Capacity utilization (%)	108	109	109	107
Coke production volumes (thousands of tons)	447	452	1,344	1,324
Coke sales volumes (thousands of tons)	447	464	1,353	1,318
Coke Adjusted EBITDA(1)	$38.7	$34.7	$119.1	$93.8
Coke Adjusted EBITDA per ton(1)	$86.58	$74.78	$88.03	$71.17
Coal Logistics operating data
Coal Tons Handled (thousands of tons)	136		136
Coal Logistics Adjusted EBITDA	$0.7		$0.7
Coal Logistics Adjusted EBITDA per ton(1)	$5.15		$5.15

(1)	Reflects Adjusted EBITDA divided by sales volumes

SunCoke Energy Partners, L.P.

Combined and Consolidated Balance Sheets

	September 30, 2013	December 31, 2012
	(Unaudited)	Predecessor
	(Dollars in millions)
Assets
Cash	$78.5	$—
Receivables	26.0	27.4
Inventories	57.9	63.2

Total current assets	162.4	90.6

Properties, plants and equipment, net	792.5	768.7
Deferred income taxes	—	21.4
Deferred charges and other assets	7.9	4.8

Total assets	$962.8	$885.5

Liabilities and Equity
Accounts payable	41.5	41.5
Accrued liabilities	3.5	17.0
Interest payable	1.8	—

Total current liabilities	47.5	58.5

Long-term debt	149.7	225.0
Deferred income taxes	1.7	—
Other deferred credits and liabilities	0.3	0.3

Total liabilities	199.2	283.8

Equity
Parent net equity	—	601.7
Held by public:
Common units (13,502,708 units issued and outstanding at September 30, 2013)	239.4	—
Held by parent:
Common units (2,209,697 units issued and outstanding at September 30, 2013)	40.8	—
Subordinated units (15,709,697 units issued and outstanding at September 30, 2013)	288.9	—
General partner interest (2% interest)	7.6	—

Partners’ capital attributable to SunCoke Energy Partners, L.P./ parent net equity	576.7	601.7
Noncontrolling interest	186.9	—

Total equity	763.6	601.7

Total liabilities and partners’/parent net equity	$962.8	$885.5

SunCoke Energy Partners, L.P.

Combined and Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
		Predecessor
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$74.8	$41.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	23.5	24.4
Deferred income tax expense	3.9	17.4
Changes in working capital pertaining to operating activities, net of acquisition:
Receivables	(33.2)	(22.6)
Inventories	8.0	(4.4)
Accounts payable	—	(25.6)
Accrued liabilities	(13.5)	—
Interest payable	1.8	—
Payable to affiliate	—	—
Other	4.4	—

Net cash provided by operating activities	69.7	30.7

Cash Flows from Investing Activities:
Capital expenditures	(20.4)	(8.1)
Acquisition of business	(28.6)	—

Net cash used in investing activities	(49.0)	(8.1)

Cash Flows from Financing Activities:
Proceeds from issuance of common units of SunCoke Energy Partners, L.P., net of offering costs	231.8	—
Proceeds from issuance of long-term debt	150.0	—
Payment for debt issuance costs related to the issuance of long-term debt	(6.8)	—
Repayment of long-term debt	(225.0)	—
Net transfer to parent	—	(22.6)
Capital contribution from SunCoke Energy Partners GP LLC	0.6	—
Distributions to unitholders (public and parent)	(23.3)	—
Distributions to SunCoke Energy, Inc.	(69.5)	—

Net cash provided by (used in) financing activities	57.8	(22.6)

Net increase in cash	78.5	—
Cash at beginning of period	—	—

Cash at end of period	$78.5	$—

SunCoke Energy Partners, L.P.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
		Predecessor		Predecessor
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy Partners, L.P./Predecessor	$22.1	$34.7	$75.9	$93.8
Add: Adjusted EBITDA attributable to noncontrolling interest (1)	13.6	—	38.3	—

Adjusted EBITDA	$35.7	$34.7	$114.2	$93.8

Subtract:
Depreciation expense	8.3	7.7	23.5	24.4
Interest expense, net	2.8	2.5	12.3	7.8
Income tax expense	0.1	7.1	4.2	17.4
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits(2)	—	—	(0.6)	2.7

Net income	$24.5	$17.4	$74.8	$41.5

(1)	Reflects net income attributable to noncontrolling interest adjusted for noncontrolling interest share of interest, taxes and depreciation.
(2)	At December 31, 2012, we had $12.4 million in accrued sales discounts to be paid to our customer at our Haverhill facility. During the first quarter of 2013, we settled this obligation for $11.8 million which resulted in a gain of $0.6 million. This gain is recorded in sales and other operating revenue on our combined and consolidated statement of income.

Adjusted EBITDA to Net Income Disaggregated for Periods Prior to and Subsequent to our IPO

	SunCoke Energy Partners, L.P. Predecessor	SunCoke Energy Partners, L.P.	Nine Months Ended September 30, 2013
	Through	From
	January 23, 2013	January 24, 2013
	(Dollars in millions)
Adjusted EBITDA attributable to Predecessor/SunCoke Energy Partners, L.P.	$9.7	$66.2	$75.9
Add: Adjusted EBITDA attributable to noncontrolling interest(1)	—	38.3	38.3

Adjusted EBITDA	$9.7	$104.5	$114.2

Subtract:
Depreciation expense	1.9	21.6	23.5
Interest expense, net	0.6	11.7	12.3
Income tax expense	3.7	0.5	4.2
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits	—	(0.6)	(0.6)

Net income	$3.5	$71.3	$74.8

(1)	Reflects net income attributable to noncontrolling interest adjusted for noncontrolling interest share of interest, taxes and depreciation.

SunCoke Energy Partners, L.P.

Reconciliations of Non-GAAP Information

Reconciliation of Adjusted EBITDA and

Distributable Cash Flow to Net Income

($ in Millions)	Q3’13
Net cash (used in) provided by operating activities	$26.0
Depreciation	(8.3)
Changes in working capital and other	6.8

Net income	$24.5

Add:
Depreciation	$8.3
Interest expense, net	2.8
Income tax expense	0.1
Sales discounts	—

Adjusted EBITDA	$35.7

Adjusted EBITDA attributable to NCI	(13.6)

Adjusted EBITDA attributable to Predecessor/SXCP	$22.1

Less:
Ongoing capex	(2.2)
Replacement capex accrual	(0.9)
Cash interest accrual	(2.9)
Make whole payment	0.6
Payment to DTE Energy Corporation in connection with the Lake Terminal acquisition	1.8

Distributable cash flow	$18.5

Quarterly Cash Distribution	$13.9
Distribution Coverage Ratio	1.33x